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                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

                    INVESCO QUALITY MUNICIPAL INCOME TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Quality Municipal Income Trust (the "Fund") was held on July 17, 2012 and was adjourned, with respect to one proposal until August 14, 2012 and further adjourned until September 25, 2012. The Meeting on September 25, 2012 was held for the following purpose:

(1). Approval of an amendment to the Fund's advisory agreement that increases the Fund's advisory fee.

The September 25, 2012 voting results on the above matter were as follows:

                                                                       Votes      Votes    Votes   Broker
Matter                                                                  For      Against  Abstain Non-Votes
------                                                               ---------- --------- ------- ---------
(1). Approval of an amendment to the Fund's advisory agreement that increases the Fund's advisory fee.............................. 11,856,704 2,900,274 578,154 2,171,227